Exhibit 21.1

Subsidiaries of Barnes & Noble, Inc.

1.	Barnes & Noble Booksellers, Inc., a Delaware corporation.

2.	B. Dalton Bookseller, LLC, a Delaware limited liability company.

3.	Doubleday Book Shops, Inc., a Delaware corporation.

4.	barnesandnoble.com llc, a Delaware limited liability company.

5.	CCI Holdings, Inc., a Texas corporation.

6.	CCI Holdings (Canada), Inc., a Delaware corporation.

7.	Sterling Publishing Co., Inc., a New York corporation.

8.	Barnes & Noble Marketing Services Corp., a Florida corporation.

9.	Barnes & Noble Services, Inc., a New York corporation.

10.	Barnes & Noble Purchasing, Inc., a New York corporation.

11.	Chelsea Insurance Company Ltd., a Bermuda corporation.

12.	Barnes & Noble BookQuest LLC, a Delaware limited liability company.

13.	SparkNotes LLC, a New York limited liability company.

14.	Fictionwise LLC, a Delaware limited liability company.

15.	PalmGear, Inc. a Tennessee corporation.

16.	Palm Digital Media, Inc., a Massachusetts corporation.

17.	Begin Smart LLC, a Delaware limited liability company.